Exhibit 3.1

CERTIFICATE OF DESIGNATIONS OF

SERIES A PREFERRED STOCK OF

PURECYCLE TECHNOLOGIES, INC.

Pursuant to Section 151 of the Delaware General Corporation Law (as amended, supplemented or restated from time to time, the “DGCL”), PURECYCLE TECHNOLOGIES, INC., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 103 of the DGCL, DOES HEREBY CERTIFY:

That the Amended and Restated Certificate of Incorporation of the Corporation (as amended from time to time, the “Certificate of Incorporation”), authorizes the issuance of 475,000,000 shares of capital stock, consisting of 450,000,000 shares of common stock, par value $0.001 per share (“Common Stock”), and 25,000,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”);

That, pursuant to the provisions of the Certificate of Incorporation, the board of directors of the Corporation (the “Board”) is authorized to fix by resolution or resolutions the designations and the powers, including voting powers, if any, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, of any series of Preferred Stock, and to fix the number of shares constituting any such series; and

That, pursuant to the authority conferred upon the Board by the Certificate of Incorporation, the Board adopted the following resolution designating a new series of Preferred Stock as “Series A Preferred Stock.”

RESOLVED, that, pursuant to the authority vested in the Board in accordance with the provisions of Article IV of the Certificate of Incorporation and the provisions of Section 151 of the DGCL, a series of Preferred Stock of the Corporation is hereby authorized, and the number of shares to be included in such series, and the powers (including voting powers), designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions of the shares of Preferred Stock included in such series, shall be as follows:

Section 1.
Designation; Number of Shares. The distinctive serial designation of such series of Preferred Stock is “Series A Preferred Stock” (and, together with the PIK Shares, the “Series A Preferred Stock”). The authorized number of shares of Series A Preferred Stock shall be 100,000. Shares of Series A Preferred Stock that are purchased, redeemed or otherwise acquired by the Corporation shall be cancelled and retired and shall revert to authorized but unissued shares of Preferred Stock.
Section 2.
Definitions; Interpretation.
(a)
As used herein with respect to Series A Preferred Stock:

“Board” has the meaning set forth in the Preamble.

“Business Day” means a day that is a Monday, Tuesday, Wednesday, Thursday or Friday and is not a day on which banking institutions in New York City generally are authorized or obligated by law or executive order to close.

“Certificate of Designations” means this Certificate of Designations relating to the Series A Preferred Stock, as it may be amended from time to time.

“Certificate of Incorporation” shall mean the certificate of incorporation of the Corporation, as it may be amended from time to time, and shall include this Certificate of Designations.

“Common Securities” means (i) for any issuance of shares of Common Stock that do not exceed the Stock Issuance Cap, Common Stock, and (ii) for any issuance of shares of Common Stock that would exceed the Stock Issuance Cap, a Warrant exercisable for such number of shares of Common Stock by which such issuance would cause such Holder to be deemed to exceed the Stock Issuance Cap.

“Common Stock” has the meaning set forth in the Preamble.

“Common Stock Price” means $4.69, which shall automatically be adjusted for stock splits, stock dividends and other similar transactions).

“Corporation” has the meaning set forth in the Preamble.

“Corporation Redemption Date” has the meaning set forth in Section 6(b)(i).

“Corporation Redemption Payment Date” has the meaning set forth in Section 6(b)(ii).

“Corporation Redemption Price” has the meaning set forth in Section 6(b)(i).

“Corporation Redemption Shares” has the meaning set forth in Section 6(b)(i).

“DGCL” has the meaning set forth in in the Preamble.

“Exchange Act” means the Securities Exchange Act of 1934, as from time to time amended.

“Exit Event” means (i) a merger or consolidation in which the Corporation or a Subsidiary of the Corporation is a constituent party and shares of capital stock of the Corporation are issued, or converted into other shares of capital stock, except any such merger or consolidation involving the Corporation or any of its Subsidiaries in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of the surviving or resulting corporation, (ii) any merger, consolidation or sale, transfer or issuance of equity interests, involving any Parent of the Corporation in which the holders of the voting power of outstanding equity interests of such Parent, immediately prior to such transaction, directly and indirectly own less than 50% in voting power of the outstanding equity interests of such Parent immediately following such transaction, (iii) the sale or transfer, directly or indirectly, in one or more related transactions, of the outstanding shares of capital stock of the Corporation, or issuance of shares of capital stock by the Corporation, in either case under circumstances in which the holders of the voting power of outstanding capital stock of the Corporation, immediately prior to such transaction, own less than 50% in voting power of the outstanding capital stock of the Corporation immediately following such transaction (collectively, clauses (i), (ii) and (iii), the “Sale of the Corporation”), or (iv) a sale, conveyance, lease. transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any of its Subsidiaries of assets representing all or substantially all of the assets of the Corporation and its Subsidiaries, taken as a whole (“Sale of Assets”).

“GAAP” means United States generally accepted accounting principles in effect from time to time applied consistently.

“Holder” means the record holder of one or more shares of Series A Preferred Stock, as shown on the books and records of the Corporation.

“Initial Issue Date” means September 13, 2024.

“Issue Date” means the first date on which a share of Series A Preferred Stock is issued (including the Initial Issue Date).

“Issue Price Per Share” means $1,000.00.

“Junior Securities” means the Common Stock and any other class or series of capital stock of the Corporation other than the Series A Preferred Stock.

“Mandatory Redemption Date” has the meaning set forth in Section 6(a)(i).

“Mandatory Redemption Payment Date” has the meaning set forth in Section 6(a)(ii).

“Mandatory Redemption Price” has the meaning set forth in Section 6(a)(i).

“Mandatory Redemption Shares” has the meaning set forth in Section 6(a)(i).

“Maturity Date” means the three year anniversary of the Initial Issue Date.

“Parent” means, with respect to any Person, a Person that owns, directly or indirectly, more than 50% of the voting power of the outstanding equity interests of such Person.

“Person” means an individual, a partnership, a joint venture, a corporation, an association, a joint stock company, a limited liability company, a trust, an unincorporated organization or a government or any department or agency or political subdivision thereof, or any group (within the meaning of Section 13(d)(3) of the Exchange Act or any successor provision) consisting of one or more of the foregoing. For purposes of this Certificate of

Designations, when used in reference to a Holder of shares of Series A Preferred Stock, the term “group” shall have the meaning set forth in Section 13(d)(3) of the Exchange Act or any successor provision; provided, however, that no inference, presumption or conclusion that two or more Holders constitute a “group” within the meaning of Section 13(d)(3) of the Exchange Act or Rule 13d-5 thereunder shall be raised from the fact that such Holders collectively may exercise or refrain from exercising the rights under this Certificate of Designations in the same manner, that such Holders may be represented by a single law firm or advisor or that such rights were negotiated with the Corporation at the same time or amended or modified with the Corporation and such Holders in the same or a similar manner.

“PIK Return” means an amount accrued on each share of Series A Preferred Stock and paid in (i) shares (including fractional shares) of Series A Preferred Stock or (ii) cash.

“PIK Return Amount” has the meaning set forth in Section 4(a).

“PIK Return Date” means each three month anniversary following the Issue Date.

“PIK Return Rate” means, during the period from the Issue Date and continuing through and including the earlier of (a) the Maturity Date and (b) the Redemption Date, 8.0% per annum, compounded annually on the Issue Price Per Share.

“PIK Shares” means the shares (including fractional shares) of Series A Preferred Stock paid and issued in connection with a PIK Return.

“Preferred Stock” has the meaning set forth in the Preamble.

“Redemption Return” of a share of Series A Preferred Stock means an amount equal to the product of 1.05 multiplied by the Issue Price Per Share.

“Sale of Assets” has the meaning set forth in the definition of “Exit Event.”

“Sale of the Corporation” has the meaning set forth in the definition of “Exit Event.”

“Series A Liquidation Preference” means, as of any date of determination, an amount equal to the product of 1.05 multiplied by the Issue Price Per Share.

“Series A Preferred Stock” has the meaning set forth in Section 1.

“Stock Issuance Cap” means, with respect to a Holder, (i) beneficial ownership of 19.9% of the outstanding shares of the Common Stock or 19.9% of the outstanding voting power of the Corporation as of immediately prior to the Issue Date and prior to giving effect to the issuance of Securities (as such term is defined in the Subscription Agreements) pursuant to the Subscription Agreements or (ii) the aggregate number of shares of Common Stock (on an as converted basis) issued to pursuant to the Subscription Agreements at a price that is below the “Minimum Price” as determined consistently with Nasdaq Rule 5635(d) equal to 19.9% of the outstanding shares of the Common Stock or 19.9% of the outstanding voting power of the

Corporation as of immediately prior to the Issue Date and prior to giving effect to the issuance of Securities (as such term is defined in the Subscription Agreements) pursuant to the Subscription Agreements.

“Subscriber” has the meaning set forth in the Subscription Agreements.

“Subscription Agreements” means those certain Subscription Agreements between the Corporation and the counterparty Subscribers named therein, each dated as of September 11, 2024, as they may be amended, supplemented or otherwise modified from time to time.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is, at the time of determination, owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, (ii) if a partnership, limited liability company, association or other business entity, a majority of the partnership, limited liability company, or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof, or (iii) if a non-profit corporation or similar entity, the power to vote or direct the voting of sufficient securities or membership or other interests to elect directors (or comparable authorized persons of such entity) having a majority of the voting power of the board of directors (or comparable governing body) of such corporation or similar entity is, at the time of determination, owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person or Persons is allocated a majority of partnership, association or other business entity gains or losses or otherwise control the managing director, managing member, general partner or other managing Person of such partnership, limited liability company, association or other business entity. When used in the context of or based on the Corporation’s consolidated financial statements, the term “Subsidiaries” shall mean those entities that the Corporation has determined to be consolidated subsidiaries under GAAP.

“Transaction Documents” has the meaning set forth in the Subscription Agreements.

“Transfer” means (in either the noun or the verb form, including with respect to the verb form, all conjugations thereof within their correlative meanings) with respect to any security, the transfer, conveyance, issuance, gift, sale, assignment, transfer, pledge, hypothecation, encumbrance or creation of a security interest in or lien, restriction or other encumbrance on, placing in trust (voting or otherwise) or other disposition (whether for or without consideration, whether directly or indirectly, and whether voluntary, involuntary or by operation of law) of such security or any interest therein. The terms “Transferred,” “Transferor” and “Transferee” have correlative meaning.

“Trigger Event” means the Corporation or any guarantor (“Guarantor”) under the Credit Agreement, dated as of March 15, 2023 (the “Credit Agreement”), as amended, supplemented or modified through the date hereof, by and among the Corporation, PureCycle Technologies Holdings Corp., Pure Cycle Technologies, LLC and Madison Pacific Trust Limited, incurring any indebtedness (other than indebtedness permitted under the Credit Agreement (other than indebtedness incurred by the Corporation or any Guarantor in reliance on Section 7.02(f) therein)) after the Initial Issue Date that is (i) senior to the Series A Preferred Stock with respect to rights of payment or rights on the distribution of assets in the event of any liquidation, bankruptcy, insolvency, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, or an Exit Event, and/or (ii) secured by the assets of PureCycle Augusta, LLC, a Delaware limited liability company.

“Warrant” means a pre-funded warrant in the form attached as Exhibit C to the Subscription Agreements.

(b)
Interpretation. Except where otherwise expressly provided or unless the context otherwise necessarily requires, in this Certificate of Designations: (i) reference to a given Article, Section, Subsection, clause, Exhibit or Schedule is a reference to an Article, Section, Subsection, clause, Exhibit or Schedule of this Certificate of Designations, unless otherwise specified; (ii) the terms “hereof”, “herein”, “hereto”, “hereunder” and “herewith” refer to this Certificate of Designations as a whole; (iii) reference to a given agreement, instrument, document or law is a reference to that agreement, instrument, document, law or regulation as modified, amended, supplemented and restated through the date as to which such reference was made, and, as to any law or regulation, any successor law or regulation; (iv) accounting terms have the meanings given to them under GAAP, and in any cases in which there exist elective options or choices in GAAP determinations relating to the Corporation or any of its Subsidiaries, or where management discretion is permitted in classification, standards or other aspects of GAAP related determinations relating to the Corporation or any of its Subsidiaries, the historical accounting principles and practices of the Corporation or such Subsidiaries, as applicable, shall continue to be applied, unless otherwise required under GAAP; (v) reference to a Person includes its predecessors, successors and permitted assigns and Transferees; (vi) the singular includes the plural and the masculine includes the feminine, and vice versa; (vii) the words ‘include”, “includes” or “including” means “including, for example and without limitation”; and (viii) references to “days” means calendar days.
Section 3.
Ranking. The Series A Preferred Stock will, with respect to its special and relative rights and preferences, including redemption, liquidation preferences, payment of preferred returns, and distributions of assets, rank senior to all Junior Securities.
Section 4.
PIK Returns.
(a)
PIK Return Amount. With respect to each share of Series A Preferred Stock from time to time outstanding (including, for the avoidance of doubt, the PIK Shares), from the Issue Date on each share of Series A Preferred Stock, a return shall accrue on each share of Series A Preferred Stock in an amount equal to the PIK Return Rate times the Issue Price Per Share (compounded as provided in the definition for PIK Return Rate) per each such share of Series A Preferred Stock (such per share amount, as applicable, the “PIK Return Amount”) during each three month period following the Issue Date.
(b)
The PIK Return Amount for each share of Series A Preferred Stock shall, at the election of a Holder, and upon such Holder’s delivery of a notice of election to the Corporation at least 10 calendar days prior to the PIK Return Date, (i) be paid (subject to Section 9(b)) to such Holder in kind in PIK Shares on each PIK Return Date or (ii) be paid to such Holder in cash on each PIK Return Date. Notwithstanding anything contained herein to the contrary, the Corporation shall take all actions necessary for all PIK Shares to be duly authorized and validly issued, fully paid and nonassessable, and issued free and clear of all liens, mortgages, security interests, pledges, deposits, restrictions or other encumbrances, other than as set forth herein or in the Transaction Documents, on each PIK Return Date. The Corporation shall cause the Corporation’s transfer agent to reflect the issuance of any PIK Shares promptly following each PIK Return Date, and at the request of any Holder of shares of Series A Preferred Stock, shall deliver to such Holder a notice of the issuance of such PIK Shares; provided, however, that the failure of the Corporation to comply with the terms of this sentence shall not in any way affect the issuance of such PIK Shares in accordance with the terms hereof.
(c)
PIK Returns payable on the Series A Preferred Stock shall be computed on the basis of a 360-day year consisting of twelve 30-day months and shall be deemed to accumulate on a daily basis.
(d)
In the case of shares of Series A Preferred Stock issued on the Initial Issue Date, PIK Returns shall accrue from the Initial Issue Date. In the case of PIK Shares, PIK Returns shall accrue from the PIK Return Date in respect of which such shares were issued or were scheduled to be paid pursuant to Section 4(a) as a PIK Return.
(e)
Each fractional share of Series A Preferred Stock outstanding (or treated as outstanding pursuant to Section 4) shall be entitled to a ratably proportionate amount of all PIK Return Amount accruing with respect to each outstanding or due to be issued and outstanding share of Series A Preferred Stock pursuant to Section 4(a), and such PIK Return Amount with respect to such outstanding fractional shares shall be cumulative and shall accrue (whether or not declared), and shall be payable in the same manner and at such times as provided for in Section 4(a) with respect to returns on each outstanding or due to be issued and outstanding share of Series A Preferred Stock. Each fractional share of Series A Preferred Stock outstanding shall also be entitled to a ratably proportionate amount of any other distributions made with respect to each outstanding or due to be issued and outstanding share of Series A Preferred Stock, and all such distributions shall be payable in the same manner and at the same time as distributions on each outstanding or due to be issued and outstanding share of Series A Preferred Stock.
Section 5.
Liquidation Rights.
(a)
Voluntary or Involuntary Liquidation. In the event of any liquidation, bankruptcy, insolvency, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, or an Exit Event, then, on a pari passu basis, holders of Series A Preferred Stock shall be entitled to receive in full, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Corporation, and after satisfaction of all liabilities and obligations to creditors of the Corporation, before any distribution of such assets and/or proceeds is made to or set aside for the holders of any other Junior Securities, an amount per share of Series A Preferred Stock (including, for the avoidance of doubt, any PIK Shares) equal to the Series A Liquidation Preference.
(b)
Partial Payment. If in any distribution described in Section 5(a), the assets of the Corporation and/or proceeds thereof are not sufficient to pay the Series A Liquidation Preference in full to all Holders of shares of Series A Preferred Stock, the Holders of shares of Series A Preferred Stock shall be entitled to receive their pro rata portion of such assets and/or proceeds in accordance with their respective rights to the Series A Liquidation Preference under Section 5(a), with each such Holder being entitled to receive a pro rata portion of such amount based on such Holder’s relative aggregate Liquidation Preference then outstanding.
(c)
Residual Distributions. If the Series A Liquidation Preference has been paid in full to all Holders of shares of Series A Preferred Stock, the holders of shares of Junior Securities (for the avoidance of doubt, including the Common Stock into which any shares of Series A Preferred Stock have been previously converted), shall be entitled to receive all remaining assets of the Corporation (or proceeds thereof) according to their respective rights and preferences.
(d)
Exit Event. For purposes of this Section 5, the Series A Liquidation Preference payable in connection with an Exit Event shall, in consideration for the cancellation of the shares of Series A Preferred Stock, be paid in cash.
Section 6.
Redemption.
(a)
Mandatory Redemption.
(i)
If a Trigger Event occurs at any time following the Issue Date (the “Mandatory Redemption Date”), each Holder may request in writing, within 30 days following the Mandatory Redemption Date, that the Corporation redeem all (but not less than all) of such Holder’s shares of Series A Preferred Stock then outstanding (including, for the avoidance of doubt, any PIK Shares) (such shares, “Mandatory Redemption Shares”) at a redemption price per Mandatory Redemption Share equal to the Redemption Return for such Mandatory Redemption Share (the “Mandatory Redemption Price”). The Mandatory Redemption Price shall be payable, in the sole discretion of such Holder, in cash, Common Securities or a combination of cash and Common Securities. The number of Common Securities issuable pursuant to this Section 6(a) with respect to each share of Series A Preferred Stock shall be equal to the Mandatory Redemption Price divided by the Common Stock Price. Notwithstanding anything herein to the contrary, if the Mandatory Redemption Payment Date occurs subsequent to a PIK Return Date, the amount of accrued but unpaid PIK Returns payable to the holder of Mandatory Redemption Shares shall include a pro rata portion of the PIK Return Amount that would otherwise be payable on such shares on the next subsequent PIK Return Date, to be calculated as such PIK Return Amount (i) multiplied by the number of days between the most recent PIK Return Date and Mandatory Redemption Payment Date (ii) divided by the number of days between the most recent PIK Return Date and the next subsequent PIK Return Date (computed, in each case, on the basis of a 360-day year consisting of twelve 30-day months).
(ii)
The Mandatory Redemption Price to each Holder that exercises its redemption right pursuant to this Section 6(a) with respect to any Mandatory Redemption Shares shall be paid (A) if in cash, by wire transfer of immediately available funds, or (B) if in Common Securities, on a book entry basis with the Corporation’s transfer agent, on a date mutually agreed upon by the Corporation and such Holders (such date, the “Mandatory Redemption Payment Date”), against surrender of the certificate(s) evidencing such Mandatory Redemption Shares, if any, to the Corporation or its agent; provided, however, that, if (x) a Holder elects to receive cash in exchange for such Holder’s Mandatory Redemption Shares and (y) the Corporation is not permitted under the Delaware General Corporation Law governing distributions to stockholders or under the agreements governing the Corporation’s indebtedness (the “Debt Documents”) to redeem all of the Mandatory Redemption Shares on the Mandatory Redemption Payment Date for cash, then the Mandatory Redemption Price shall continue to be due by the Corporation in accordance with this Section 6(a) and the Corporation shall redeem the maximum number of such Mandatory Redemption Shares that it may redeem consistent with such law or Debt Documents (pro rata based on the respective amounts which would otherwise be payable in respect of all the Mandatory Redemption Shares), and shall redeem the remaining Mandatory Redemption Shares as soon as it may lawfully do so under such law or Debt Documents.
(b)
Optional Redemption.
(i)
At any time prior to the Maturity Date, the Corporation, at its option, may redeem all (but not less than all) of the shares of the Series A Preferred Stock then outstanding (including, for the avoidance of doubt, any PIK Shares) (such shares, “Corporation Redemption Shares”), upon notice given as provided in Section 6(e) below, indicating the effective date of such redemption (such date, the “Corporation Redemption Date”), at a redemption price per Corporation Redemption Share equal to the Redemption Return for such Corporation Redemption Share (the “Corporation Redemption Price”). The Corporation Redemption Price shall be payable, in the sole discretion of the Holder of such Corporation Redemption Shares, in cash, Common Securities or a combination of cash and Common Securities. The number of Common Securities issuable pursuant to this Section 6(b) with respect to each share of Series A Preferred Stock shall be equal to the Corporation Redemption Price divided by the Common Stock Price. Notwithstanding anything herein to the contrary, if the Corporation Redemption Date occurs subsequent to a PIK Return Date, the amount of accrued but unpaid PIK Returns payable to the holder of such Corporation Redemption Shares shall include a pro rata portion of the PIK Return Amount that would otherwise be payable on such shares on the next subsequent PIK Return Date, to be calculated as such PIK Return Amount (A) multiplied by the number of days between the most recent PIK Return Date and the Corporation Redemption Date (B) divided by the number of days between the most recent PIK Return Date and the next subsequent PIK Return Date (computed, in each case, on the basis of a 360-day year consisting of twelve 30-day months).
(ii)
The Corporation Redemption Price to each Holder pursuant to this Section 6(b) with respect to any Corporation Redemption Shares shall be paid (A) if in cash, by wire transfer of immediately available funds, or (B) if in Common Securities, on a book entry basis with the Corporation’s transfer agent, on a date mutually agreed upon by the Corporation and such Holders (such date, the “Corporation Redemption Payment Date”), against surrender of the certificate(s) evidencing such Corporation Redemption Shares, if any, to the Corporation or its agent.
(c)
Redemption at Maturity.
(i)
On the Maturity Date, the Corporation will redeem all Corporation Redemption Shares, upon notice given as provided in Section 6(e) below, indicating the Corporation Redemption Date, at a redemption price per Corporation Redemption Share equal to the Corporation Redemption Price. The Corporation Redemption Price shall be payable, in the sole discretion of the Holder of such Corporation Redemption Shares, in cash, Common Securities or a combination of cash and Common Securities. The number of Common Securities issuable pursuant to this Section 6(c) with respect to each share of Series A Preferred Stock shall be equal to the Corporation Redemption Price divided by the Common Stock Price. Notwithstanding anything herein to the contrary, if the Corporation Redemption Date occurs subsequent to a PIK Return Date, the amount of accrued but unpaid PIK Returns payable to the holder of such Corporation Redemption Shares shall include a pro rata portion of the PIK Return Amount that would otherwise be payable on such shares on the next subsequent PIK Return Date, to be calculated as such PIK Return Amount (A) multiplied by the number of days between the most recent PIK Return Date and the Corporation Redemption Date (B) divided by the number of days between the most recent PIK Return Date and the next subsequent PIK Return Date (computed, in each case, on the basis of a 360-day year consisting of twelve 30-day months).
(ii)
The Corporation Redemption Price to each Holder pursuant to this Section 6(c) with respect to any Corporation Redemption Shares shall be paid (A) if in cash, by wire transfer of immediately available funds, or (B) if in Common Securities, on a book entry basis with the Corporation’s transfer agent, on the Corporation Redemption Payment Date, against surrender of the certificate(s) evidencing such Corporation Redemption Shares, if any, to the Corporation or its agent.
(d)
No Sinking Fund. Except as otherwise provided in this Section 6, the Series A Preferred Stock will not be subject to any mandatory redemption, sinking fund, retirement fund or purchase fund or other similar provisions.
(e)
Notice of Redemption by the Corporation. Notice of every redemption by the Corporation of shares of Series A Preferred Stock shall be mailed by first class mail, postage prepaid, addressed to the Holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation or such other address as communicated in writing by any such Holders to the Corporation. Such mailing shall be at least 10 days but not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any Holder of shares of Series A Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series A Preferred Stock. Notwithstanding the foregoing, if the Series A Preferred Stock are issued in book-entry form through The Depository Trust Corporation or any other similar facility, notice of redemption may be given to the holders of Series A Preferred Stock at such time and in any manner permitted by such facility. Each such notice given to a Holder shall state: (1) the redemption date; (2) the number of shares of Series A Preferred Stock to be redeemed; (3) the redemption price; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.
(f)
Order of Redemption. All shares of Series A Preferred Stock to be redeemed in accordance with Section 6 shall be redeemed in the following order: (i) first, the PIK Shares (if any) shall be redeemed in reverse order of issuance (so that the PIK Shares issued most recently are redeemed first), and (ii) second, all other shares of Series A Preferred Stock shall be redeemed.
Section 7.
Voting Rights. The holders of Series A Preferred Stock shall not have any voting rights except as from time to time required by law or expressly contemplated herein.
Section 8.
Record Holders. To the fullest extent permitted by applicable law, the Corporation and the transfer agent for the Series A Preferred Stock may deem and treat the record holder of any share of Series A Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.
Section 9.
Taxes.
(a)
Transfer Taxes. The Corporation shall pay any and all stock transfer, documentary, stamp and similar taxes that may be payable in respect of any issuance or delivery of shares of Series A Preferred Stock, the PIK Shares or other securities issued on account of Series A Preferred Stock pursuant hereto or certificates representing such shares or securities; provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such shares in a name other than that of the Holders of such shares and the Corporation shall not be required to issue or deliver such shares unless or until the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.
(b)
Withholding. All payments and distributions (or deemed distributions) on the shares of Series A Preferred Stock (and on the PIK Shares and any other securities issued on account of Series A Preferred Stock) shall be subject to withholding and backup withholding of taxes to the extent required by law, subject to applicable exemptions, and amounts withheld, if any, shall be treated as received by the Holders.
(c)
Ownership Restriction. The Series A Preferred Stock, the PIK Shares or other securities issued on account of Series A Preferred Stock pursuant hereto may only be held by, and may only be transferred to, a Holder that delivers to the Corporation (i) an IRS Form W-9, (ii) an IRS Form W-8BEN-E certifying its status as a “withholding foreign partnership,” (iii) an IRS Form W-8BEN-E or W-8EXP certifying entitlement to a complete exemption from withholding tax under (A) an applicable income tax treaty for the benefits of which the Holder qualifies or (B) Section 892 of the Code. Any purported transfer to a person not described in the immediately preceding sentence shall be void ab initio.
Section 10.
Notices. All notices referred to herein shall be in writing and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three (3) Business Days after the mailing thereof if sent by registered or certified mail with postage prepaid, or by private courier service addressed: (i) if to the Corporation, to its office at PureCycle Technologies, Inc., 4651 Salisbury Road, Suite 400, Jacksonville, FL 32256 (Attention: Dustin Olson) (with a copy to (which shall not constitute notice or delivery of process) Jones Day, 1221 Peachtree Street, N.E., Suite 400 Atlanta, GA 30361 (Attention: Joel May)), (ii) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the Corporation (which may include the records of the Corporation’s transfer agent) or (iii) to such other address as the Corporation or any such Holder, as the case may be, shall have designated by notice similarly given.
Section 11.
Facts Ascertainable. When the terms of this Certificate of Designations refers to a specific agreement or other document to determine the meaning or operation of a provision hereof, the Secretary of the Corporation shall maintain a copy of such agreement or document at the principal executive offices of the Corporation and a copy thereof shall be provided free of charge to any Holder who makes a request therefor. The Secretary of the Corporation shall also maintain a written record of the Issue Date, the number of shares of Series A Preferred Stock issued to a Holder and the date of each such issuance, and shall furnish such written record free of charge to any Holder who makes a request therefor.
Section 12.
Waiver. Except as otherwise set forth in this Certificate of Designations, notwithstanding any provision in this Certificate of Designations to the contrary, any provision contained herein and any right of the Holders of Series A Preferred Stock granted hereunder may be waived as to all shares of Series A Preferred Stock (and the Holders thereof) upon the vote or written consent of the Holders of a majority of the shares of Series A Preferred Stock then outstanding.
Section 13.
Severability. If any term of the Series A Preferred Stock set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other terms set forth herein which can be given effect without the invalid, unlawful or unenforceable term will, nevertheless, remain in full force and effect, and no term herein set forth will be deemed dependent upon any other such term unless so expressed herein.
Section 14.
No Other Rights. The shares of Series A Preferred Stock shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation or as provided by applicable law.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be executed this 13th day of September, 2024.

PURECYCLE TECHNOLOGIES, INC.

By: /s/ Dustin Olson

Name: Dustin Olson

Title: Chief Executive Officer

[Signature Page to Certificate of Designations]